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                                                                      Exh. 99.1


                                   SALES PLAN
                            (OFFICERS AND DIRECTORS)


         THIS SALES PLAN, dated as of November 29, 2004, is an instruction from Stephen L. Mueller ("Seller") to BNY Investment Center Inc. ("Broker") concerning the sale of securities of Encysive Pharmaceuticals Inc. (the "Issuer").

         WHEREAS, Seller desires to establish this Sales Plan to sell shares of common stock, par value $.005, of the Issuer (the "Stock");

         WHEREAS, Seller desires to engage Broker to effect sales of the Stock in accordance with this Sales Plan; and

         WHEREAS, Seller intends that this Sales Plan constitute a trading plan that complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended ("Rule 10b5-1").

         NOW, THEREFORE, Seller hereby instructs Broker as follows:

         1. Broker shall effect sales (each a "Sale") of an aggregate of up to 14,817 shares of the Stock pursuant to the terms and conditions set forth herein and in any customer agreement or other accounts documents between Seller and Broker. Subject to any restrictions set forth below, Broker shall effect each Sale in accordance with its ordinary practice. If any day specified below for a Sale is not a day on which the Stock is trading, then such specified day shall be deemed to fall on the next succeeding day during the term of this Sales Plan on which the Stock is trading.

         2. The express specifications of the Sale are as follows:

         ON MARCH 4, 2005, 1,083 SHARES SHALL BE SOLD AT MARKET PRICE.

         ON MARCH 14, 2005, 1,270 SHARES SHALL BE SOLD AT MARKET PRICE.

         ON MARCH 21, 2005, 12,464 SHARES SHALL BE SOLD AT MARKET PRICE UNLESS MARKET PRICE IS LESS THAN $15.00 IN WHICH CASE 3,400 SHARES SHALL BE SOLD.

         NO SHARES SHALL BE SOLD IF SHARES ARE NOT VESTED IN ACCORDANCE WITH THEIR TERMS ON THE DATE OF THE SALE.

         3. This Sales Plan shall become effective on the date hereof and shall terminate on the earliest to occur of (a) March 31, 2005, (b) the date on which all shares of Stock to be sold pursuant hereto have been sold, or (c) upon receipt by Broker of written notice (i) that Seller is no longer an insider of Issuer or (ii) Seller has died. Prior to termination in accordance with the preceding sentence, either party may terminate this Sales Plan at any time on written notice to the other, except that Seller shall not terminate this Sales Plan, or alter or seek to deviate from it, if doing so would cause Seller to fall outside the safe harbor of Rule 10b5-1 or to violate any
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contract, agreement, law, rule, regulation or policy applicable to Seller, including without limitation the Issuer's insider trading policies.

         4. Seller understands that Broker may not be able to effect a Sale due to a market disruption, a legal, regulatory or contractual restriction, or other cause outside Broker's control. If any Sale cannot be executed as specified in this Sales Plan due to any of the foregoing, such Sale shall be cancelled and shall not be effected pursuant to this Sales Plan.


         5. Seller represents and warrants that (a) Seller is on the date hereof able to sell the Stock in accordance with the Issuer's insider trading policies and is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent it from conducting Sales in accordance with this Sales Plan, (b) Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock), (c) Seller is entering into this Sales Plan in good faith in order to permit the orderly disposition of a portion of Seller's holdings of the Stock, and not as part of a plan or scheme to evade the prohibitions of any contract, agreement, law, rule, regulation or policy applicable to Seller, including without limitation Rule 10b5-1, and (d) Seller has obtained the approval of the Issuer's Chief Executive Officer or Chief Financial Officer to enter into this Sales Plan. Seller shall immediately notify Broker if Seller becomes subject to any restriction or undertaking (legal, regulatory, contractual or otherwise) that would prevent Broker from making Sales pursuant to this Sales Plan, and, in such a case, Seller and Broker shall cooperate to amend or otherwise revise this Sales Plan to take account of such restriction or undertaking (provided that neither party shall be obligated to take any action that would be inconsistent with any requirements binding upon it).

         6. It is the intent of the parties that, where applicable, this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1.

         7. Seller authorizes Broker and its agents and representatives to make any inquiry of the Issuer, the Issuer's transfer agent or counsel that Broker may deem advisable in connection with any Sale or the Sales Plan.

         8. Seller agrees to make all filings, if any, required of him/her in connection with each Sale. Upon request of Seller, Broker shall provide to Seller all information in Broker's possession necessary for Seller to make such filings.

         9. This Sales Plan may only be modified or amended in writing signed by both parties; provided, however, that Broker may amend any provision of this Sales Plan without the consent of or notice to Seller if necessary for legal or regulatory reasons. In no event shall this Sales Plan be amended or modified if a violation of Rule 10b5-1 would result.

         10. This Sales Plan represents the entire agreement between the parties with respect to Seller's attempt to comply with Rule 10b5-1, supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto (whether written or oral), and shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

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         11. Seller shall indemnify, defend and hold harmless Broker and any of its employees or agents from and against any and all claims, proceedings, causes of action, liabilities, damages, losses or expenses (including reasonable attorneys fees and costs) arising from or relating to this Sales
Plan and Broker's execution of transactions hereunder. Broker shall have no liability with respect to whether this Sales Plan provides any protection to Seller pursuant to Rule 10b5-1 or otherwise complies with Rule 10b5-1. Seller understands and agrees that Broker makes no representation, warranty or covenant concerning the validity of this Sales Plan under Rule 10b5-1. Seller accepts full responsibility for the compliance of this Sales Plan and any actions taken pursuant hereto with Rule 10b5-1.

         IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.


                                   SELLER:


                                   Signature:   /s/ Stephen L. Mueller
                                                ------------------------------
                                   Printed Name: Stephen L. Mueller




                                   BNY INVESTMENT CENTER INC.


                                   By:   /s/ Ted Abenstein
                                         -------------------------------------
                                   Name:  Ted Abenstein
                                          ------------------------------------
                                   Title: AVP
                                          ------------------------------------

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